CUSIP No. 48238T109	13G/A	Page 1 of 32 Pages

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________________

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 2)1

KAR AUCTION SERVICES, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

48238T109
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 48238T109	13G/A	Page 2 of 32 Pages

1.			NAMES OF REPORTING PERSONS: KAR HOLDINGS II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	91,328,660
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	91,328,660
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		91,328,660
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		66.8%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 3 of 32 Pages

1.			NAMES OF REPORTING PERSONS: KELSO GP VII, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 4 of 32 Pages

1.			NAMES OF REPORTING PERSONS: KELSO GP VII, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		PN

CUSIP No. 48238T109	13G/A	Page 5 of 32 Pages

1.			NAMES OF REPORTING PERSONS: KELSO INVESTMENT ASSOCIATES VII, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		PN

CUSIP No. 48238T109	13G/A	Page 6 of 32 Pages

1.			NAMES OF REPORTING PERSONS: KEP VI, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 7 of 32 Pages

1.			NAMES OF REPORTING PERSONS: PHILIP E. BERNEY
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 8 of 32 Pages

1.			NAMES OF REPORTING PERSONS: FRANK K. BYNUM, JR.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 9 of 32 Pages

1.			NAMES OF REPORTING PERSONS: MICHAEL B. GOLDBERG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 10 of 32 Pages

1.			NAMES OF REPORTING PERSONS: FRANK J. LOVERRO
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 11 of 32 Pages

1.			NAMES OF REPORTING PERSONS: GEORGE E. MATELICH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 12 of 32 Pages

1.			NAMES OF REPORTING PERSONS: FRANK T. NICKELL
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 13 of 32 Pages

1.			NAMES OF REPORTING PERSONS: DAVID I. WAHRHAFTIG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 14 of 32 Pages

1.			NAMES OF REPORTING PERSONS: THOMAS R. WALL, IV
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 15 of 32 Pages

1.			NAMES OF REPORTING PERSONS: JAMES J. CONNORS, II
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 16 of 32 Pages

1.			NAMES OF REPORTING PERSONS: STANLEY DE J. OSBORNE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 17 of 32 Pages

1.			NAMES OF REPORTING PERSONS: CHURCH M. MOORE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 18 of 32 Pages

1.			NAMES OF REPORTING PERSONS: CHRISTOPHER L. COLLINS
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	38,738,129
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	38,738,129
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		38,738,129
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		28.3%
12.	TYPE OF REPORTING PERSON (See Instructions):		IN

CUSIP No. 48238T109	13G/A	Page 19 of 32 Pages

1.			NAMES OF REPORTING PERSONS: VALUEACT CAPITAL MASTER FUND, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	20,092,836
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	20,092,836
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		20,092,836
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		14.7%
12.	TYPE OF REPORTING PERSON (See Instructions):		PN

CUSIP No. 48238T109	13G/A	Page 20 of 32 Pages

1.			NAMES OF REPORTING PERSONS: VA PARTNERS I, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	20,092,836
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	20,092,836
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		20,092,836
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		14.7%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 21 of 32 Pages

1.			NAMES OF REPORTING PERSONS: VALUEACT CAPITAL MANAGEMENT, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	20,092,836
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	20,092,836
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		20,092,836
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		14.7%
12.	TYPE OF REPORTING PERSON (See Instructions):		PN

CUSIP No. 48238T109	13G/A	Page 22 of 32 Pages

1.			NAMES OF REPORTING PERSONS: VALUEACT CAPITAL MANAGEMENT, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	20,092,836
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	20,092,836
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		20,092,836
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		14.7%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 23 of 32 Pages

1.			NAMES OF REPORTING PERSONS: VALUEACT HOLDINGS, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	20,092,836
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	20,092,836
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		20,092,836
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		14.7%
12.	TYPE OF REPORTING PERSON (See Instructions):		PN

CUSIP No. 48238T109	13G/A	Page 24 of 32 Pages

1.			NAMES OF REPORTING PERSONS: VALUEACT HOLDINGS GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	20,092,836
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	20,092,836
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		20,092,836
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		14.7%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 25 of 32 Pages

1.			NAMES OF REPORTING PERSONS: AXLE HOLDINGS II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (See Instructions)		(a) ☐
			(b) ☒
3.	SEC USE ONLY:
4.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER:	0
	6.	SHARED VOTING POWER:	23,355,823
	7.	SOLE DISPOSITIVE POWER:	0
	8.	SHARED DISPOSITIVE POWER:	23,355,823
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		23,355,823
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: (See Instructions)		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):		17.1%
12.	TYPE OF REPORTING PERSON (See Instructions):		OO

CUSIP No. 48238T109	13G/A	Page 26 of 32 Pages

Item 1.	(a)	Name of Issuer

KAR AUCTION SERVICES, INC.

	(b)	Address of Issuer’s Principal Executive Offices:

13085 Hamilton Crossing Boulevard Carmel, Indiana 46032

Item 2	(a)	Name of Person Filing:

KAR Holdings II, LLC
KELSO GROUP
Kelso GP VII, LLC
Kelso GP VII, L.P.
Kelso Investment Associates VII, L.P.
KEP VI, LLC
Philip E. Berney
Frank K. Bynum, Jr.
Michael B. Goldberg
Frank J. Loverro
George E. Matelich
Frank T. Nickell
David I. Wahrhaftig
Thomas R. Wall, IV
James J. Connors, II
Stanley de J. Osborne
Church M. Moore
Christopher L. Collins
VALUEACT GROUP
ValueAct Capital Master Fund, L.P.
VA Partners I, LLC
ValueAct Capital Management, L.P.
ValueAct Capital Management, LLC
ValueAct Holdings, L.P.
ValueAct Holdings GP, LLC
Axle Holdings II, LLC

	(b)	Address of Principal Business Office or, if none, Residence:

KAR HOLDINGS II, LLC c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022

KELSO GROUP c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022

VALUEACT GROUP c/o ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133

AXLE HOLDINGS II, LLC c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022

CUSIP No. 48238T109	13G/A	Page 27 of 32 Pages

	(c)	Citizenship:

See Item 9 of the cover pages attached hereto.

	(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

	(e)	CUSIP Number:

48238T109

Item 3.		If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4.		Ownership (a) through (c)

	(a)	Amount beneficially owned

See Item 9 of the attached cover pages.

	(b)	Percent of class

The figures reported in Item 11 of the attached cover pages are based on 136,648,020 shares of common stock outstanding as of November 15, 2012 as reported by KAR Auction Services, Inc. in a prospectus supplement filed with the Securities and Exchange Commission on December 7, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933.

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote
See Item 5 of the attached cover pages.

(ii) Shared power to vote or direct the vote
See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition
See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition
See Item 8 of the attached cover pages.

Kelso GP VII, LLC (“GP VII, LLC”) is the general partner of Kelso GP VII, L.P. (“GP VII, L.P.”). GP VII, L.P. is the general partner of Kelso Investment Associates VII, LP (“KIA VII”). KIA VII is the majority owner of KAR Holdings II, LLC. Each of GP VII, LLC, GP VII L.P., and KIA VII disclaims beneficial ownership of the securities owned of record by KAR Holdings II, LLC, except to the extent of their respective pecuniary interests therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purposes.

CUSIP No. 48238T109	13G/A	Page 28 of 32 Pages

Each of GP VII, LLC, GP VII L.P., and KIA VII, due to their common control, could be deemed to beneficially own each other’s securities. GP VII, LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII L.P. and KIA VII except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

GP VII L.P. disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII, LLC and KIA VII, except, in the case of KIA VII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII, LLC and GP VII L.P., except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

KEP VI, LLC (“KEP VI”) and KIA VII due to their common control could be deemed to beneficially own each other’s securities. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII, LLC, GP VII L.P. and KIA VII, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 of the Act or for any other purposes. Each of GP VII, LLC, GP VII L.P. and KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

KEP VI disclaims beneficial ownership of the securities owned of record by KAR Holdings II, LLC, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne, Moore and Collins may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by KIA VII, by virtue of their status as managing members of GP VII, LLC, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne, Moore and Collins is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne, Moore and Collins may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by KEP VI, by virtue of their status as managing members of KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Berney, Bynum, Goldberg, Loverro, Matelich, Nickell, Wahrhaftig, Wall, Connors, Osborne, Moore and Collins is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Axle Holdings II, LLC (“Axle”) may be deemed to share beneficial ownership of shares of Common Stock owned of record by KAR Holdings II, LLC by virtue of its status as a member of KAR Holdings II, LLC. Axle shares investment and voting power along with the other members of KAR Holdings II, LLC with respect to the securities owned by KAR Holdings II, LLC, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein, if any, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

KIA VII and KEP VI, due to their ownership interest in Axle, could be deemed to share beneficial ownership of securities owned of record by Axle. KIA VII and KEP VI share investment and voting power along with the other members of Axle with respect to securities owned by Axle, but disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed to be an admission of beneficial ownership of such securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

CUSIP No. 48238T109	13G/A	Page 29 of 32 Pages

803,628 shares of the securities reported herein are directly beneficially owned by ValueAct Capital Master Fund, L.P. and may be deemed to be indirectly beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each reporting person listed herein disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purpose.

19,289,208 shares of the reported stock held of record by KAR Holdings II, LLC is beneficially owned directly by ValueAct Capital Master Fund, L.P. by virtue of ValueAct Capital Master Fund, L.P.’s ownership interest in KAR Holdings II, LLC and may be deemed to be beneficially owned by (i) VA Partners I, LLC as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC, and as the majority owner of the membership interests of VA Partners I, LLC, and (v) ValueAct Holdings GP, LLC as General Partner of ValueAct Holdings, L.P. Each reporting person listed in this paragraph disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such person is the beneficial owner of the securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purpose.

Messrs. Jeffrey W. Ubben, G. Mason Morfit and George F. Hamel may be deemed to share beneficial ownership of securities owned of record by KAR Holdings II, LLC or indirectly by ValueAct Holdings GP, LLC, by virtue of serving on the management committee of ValueAct Holdings GP, LLC, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of Messrs. Ubben, Morfit and Hamel is the beneficial owner of these securities for purposes of Sections 13(d), 13(g) or 16 of the Act, or for any other purposes.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable as this statement is filed pursuant to Rule 13d-1(d).

CUSIP No. 48238T109	13G/A	Page 30 of 32 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2013

KAR Holdings II, LLC

	Signature:	*

KELSO GP VII, LLC

	Signature:	*
By:

KELSO GP VII, L.P.

	Signature:	*
By:

KELSO INVESTMENT ASSOCIATES VII, L.P

	Signature:	*
By:

KEP VI, LLC

	Signature:	*
By:

PHILIP E. BERNEY

	Signature:	*

FRANK K. BYNUM, JR.

	Signature:	*

MICHAEL B. GOLDBERG

	Signature:	*

FRANK J. LOVERRO

	Signature:	*

CUSIP No. 48238T109	13G/A	Page 31 of 32 Pages

GEORGE E. MATELICH

Signature:	*

FRANK T. NICKELL

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

JAMES J. CONNORS, II

Signature:	*

STANLEY DE J. OSBORNE

Signature:	*

CHURCH M. MOORE

Signature:	*

CHRISTOPHER L. COLLINS

Signature:	/s/ Christopher L. Collins

AXLE HOLDINGS II, LLC

Signature:	*

VALUEACT CAPITAL MASTER FUND, L.P.

Signature:	/s/ George F. Hamel, Jr.
By:	George F. Hamel, Jr.
Title:	Chief Operating Officer

CUSIP No. 48238T109	13G/A	Page 32 of 32 Pages

VA PARTNERS I, LLC

Signature:	/s/ George F. Hamel, Jr.
By:	George F. Hamel, Jr.
Title:	Chief Operating Officer

VALUEACT CAPITAL MANAGEMENT, L.P.

Signature:	/s/ George F. Hamel, Jr.
By:	George F. Hamel, Jr.
Title:	Chief Operating Officer

VALUEACT CAPITAL MANAGEMENT, LLC

Signature:	/s/ George F. Hamel, Jr.
By:	George F. Hamel, Jr.
Title:	Chief Operating Officer

VALUEACT HOLDINGS, L.P.

Signature:	/s/ George F. Hamel, Jr.
By:	George F. Hamel, Jr.
Title:	Chief Operating Officer

VALUEACT HOLDINGS GP, LLC

Signature:	/s/ George F. Hamel, Jr.
By:	George F. Hamel, Jr.
Title:	Chief Operating Officer

*By: /s/ Rosanna T. Leone

Name: Rosanna T. Leone Attorney-in-fact**

** The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated December 10, 2009 in respect of the securities of KAR Auction Services, Inc. by Kelso GP VII, LLC, Kelso GP VII, L.P., Kelso Investment Associates VII, L.P., KEP VI, LLC, Axle Holdings II, LLC, Philip E. Berney, Frank K. Bynum, Jr., Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, David I. Wahrhaftig, Thomas R. Wall, IV, James J. Connors, II, Stanley de J. Osborne and Church M. Moore are hereby incorporated by reference. The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3, dated December 28, 2009 in respect of the securities of KAR Auction Services, Inc. by KAR Holdings II, LLC are hereby incorporated by reference.